UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 15, 2008

AMERICAN LORAIN CORPORATION (Exact Name of Registrant as Specified in Charter)

Delaware (State of Incorporation)	0-31619 (Commission File No.)	87-0430320 (IRS Employer Identification No.)

Beihuan Road Junan County Shandong, China 276600 (Address of Registrant's Principal Executive Offices)

(86) 539-7318818
(Registrant's Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c) The Board of Directors (the "Board") of American Lorain Corporation (the "Company") appointed Mr. Yilun Alan Jin as the Chief Financial Officer of the Company, effective September 22, 2008. Mr. Jin succeeds Mr. Jing Thomas Wu, who is leaving the Company, effective September 22, 2008.

Mr. Jin, 33, served in various capacities at Citigroup since 2002, most recently as Vice President of Markets and Banking. Mr. Jin graduated from Thunderbird School of Global Management in 2002, earning a Master of Business Administration degree in International Management, with a specialization in Finance, and was honored with a Citigroup Fellowship. Mr. Jin served as manager of the Corporate Finance Division at the Shanghai Branch of the Bank of Tokyo-Mitsubishi Ltd. from August 1997 until July 2000. Mr. Jin earned a Bachelor of Arts degree in economics from Fudan University in Shanghai, China in 1997. Mr. Jin is also a CFA charterholder and is fluent in English and Mandarin.

The Company has entered into an employment agreement (the "Agreement") with Mr. Jin, effective September 22, 2008. The term of the Agreement will expire on September 22, 2009, but will automatically renew for successive one year periods unless terminated pursuant to the terms of the Agreement. The Company will pay Mr. Jin a monthly base salary of RMB 60,000 (approximately US$8,695). Mr. Jin will receive 5,000 shares of the Company’s common stock on September 22, 2008 and, provided that Mr. Jin is employed by the Company and subject to the terms of the Agreement, Mr. Jin will receive an additional 5,000 shares of the Company’s common stock on each of September 22, 2009 and September 22, 2010.

The Agreement is attached hereto as Exhibit 10.1 and is incorporated into this Item 5.02 by reference. The foregoing summary description of the Agreement is qualified in its entirety by reference to the Agreement.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, effective September 22, 2008, between the Company and Yilun Alan Jin.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Lorain Corporation

Date: September 17, 2008	By: /s/ Si Chen
Name: Si Chen Title: Chief Executive Officer